Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this registration statement on Form N-14 (the "Registration Statement") of our report dated ___________, 2000 relating to the financial statements and financial highlights appearing in the ________, 2000 Annual Report to Shareholders of Oppenheimer Disciplined Allocation Fund.

We also consent to the incorporation by reference of our report into the Prospectus of Oppenheimer Disciplined Allocation Fund dated ________, 2000 which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information of Oppenheimer Disciplined Allocation Fund and to the reference to us under the heading "Financial Highlights" in the Prospectus of Oppenheimer Disciplined Allocation Fund both dated ________, 2000.

We also consent to the references to us under the headings "Tax Consequences of the Reorganization", "Tax Aspects of the Reorganization" and "Agreement and Plan of Reorganization" in the combined Proxy Statement and Prospectus constituting part of this Registration Statement.

We also consent to the use in Part C constituting part of this Registration Statement of our draft Tax Opinion.

KPMG LLP


Denver, Colorado
_________, 2000